Exhibit 99.1

Sun Hydraulics 2010 Earnings Rise; Board Announces Shared Distribution and First Quarter Dividend

SARASOTA, FLA, March 7, 2011 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the fourth quarter and year-end 2010 as follows:

(Dollars in millions except net income per share)

	January 1, 2011	January 2, 2010	Increase

Twelve Months Ended
Net Sales	$150.7	$97.4	55%
Net Income	$21.4	$1.9	1026%
Net Income per share:
Basic	$1.26	$0.11	1045%
Diluted	$1.26	$0.11	1045%

Three Months Ended
Net Sales	$41.8	$27.3	53%
Net Income	$6.3	$1.3	385%
Net Income per share:
Basic	$0.37	$0.08	363%
Diluted	$0.37	$0.08	363%

“Business activity in 2010 rebounded more quickly than we had anticipated,” said Allen Carlson, Sun Hydraulics’ president and CEO. “We have been able to keep up with the steadily increasing demand, while realizing substantial productivity improvements, thanks in large part to maintaining and investing in our workforce readiness throughout the downturn. Operationally, we have done an excellent job in managing the business, which is demonstrated in the strong earnings numbers.”

“Our business continued to expand in the fourth quarter, which is a bit unusual,” Carlson continued. “That expansion has continued without a hitch into the first quarter, as we begin to see some of our traditional markets gain strength. Sales in 2010 were buoyed by new customers around the world. Traditional markets like mining, construction and AWPs appear to be gaining strength, indicating 2011 could be a very good year.”

Concluding, Carlson spoke about the future, saying, “The macroeconomic outlook is robust, the PMI continues to expand and all signals are positive. As capital goods industries remain strong, Sun will continue to grow and earnings will continue to rise. We have a very strong first quarter forecast, and we expect to remain busy.”

Shared Distribution and Quarterly Dividend

“Last week the Board elected to once again apportion a shared distribution for employees and shareholders based on our 2010 results,” stated Ferdinand Megerlin, Sun’s Chairman. “The shared distribution consists of a 9% contribution for employees, most of which will be paid into retirement plans, and an $0.11 per share cash dividend to shareholders, totaling approximately $4.6 million. We initiated the shared distribution concept in 2008 as a way to reward both shareholders and employees when Sun has a successful year.”

The shared distribution dividend is payable on March 31, 2011, to shareholders of record on March 15, 2011. In addition to the shared distribution dividend, the Board also declared a quarterly dividend of $0.09 per share payable on April 15, 2011, to shareholders of record on March 31, 2011.

Sun Hydraulics advises all shareholders to familiarize themselves with rules regarding dividends, payment dates and ex-dividend dates. See the following website for more information http://www.sec.gov/answers/dividen.htm.

Outlook

First quarter 2011 revenues are expected to be approximately $50 million, up approximately 58% from the first quarter of 2010. Earnings per share are estimated to be $0.50 to $0.53 compared to $0.20 in the same period a year ago.

Webcast

Sun Hydraulics Corporation will broadcast its 2010 financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, March 8, 2011. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-240-1347 and using 3208319 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended October 2, 2010, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended January 1, 2011. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three Months Ended
	January 1, 2011	January 2, 2010

Net sales	$41,772	$27,262

Cost of sales	27,083	20,468

Gross profit	14,689	6,794

Selling, engineering and administrative expenses	5,935	5,245

Operating income	8,754	1,549

Interest income, net	(170)	(135)
Foreign currency transaction loss, net	59	22
Miscellaneous expense, net	103	36

Income before income taxes	8,762	1,626

Income tax provision	2,495	340

Net income	$6,267	$1,286

Basic net income per common share	$0.37	$0.08

Weighted average basic shares outstanding	17,003	16,927

Diluted net income per common share	$0.37	$0.08

Weighted average diluted shares outstanding	17,037	16,962

Dividends declared per share	$0.590	$0.090

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Twelve Months Ended
	January 1, 2011	January 2, 2010

Net sales	$150,695	$97,393

Cost of sales	98,352	75,436

Gross profit	52,343	21,957

Selling, engineering and administrative expenses	21,304	19,814

Operating income	31,039	2,143

Interest income, net	(653)	(562)
Foreign currency transaction loss, net	106	265
Miscellaneous (income) expense, net	(57)	423

Income before income taxes	31,643	2,017

Income tax provision	10,243	161

Net income	$21,400	$1,856

Basic net income per common share	$1.26	$0.11

Weighted average basic shares outstanding	16,952	16,837

Diluted net income per common share	$1.26	$0.11

Weighted average diluted shares outstanding	16,985	16,870

Dividends declared per share	$0.860	$0.450

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	January 1, 2011	January 2, 2010
Assets
Current assets:
Cash and cash equivalents	$33,206	$30,314
Restricted cash	131	132
Accounts receivable, net of allowance for doubtful accounts of $82 and $90	16,399	9,949
Inventories	10,773	7,799
Income taxes receivable	1,154	1,485
Deferred income taxes	446	575
Marketable securities	11,614	7,844
Other current assets	2,556	1,797

Total current assets	76,279	59,895

Property, plant and equipment, net	53,127	56,633
Other assets	2,628	3,405

Total assets	$132,034	$119,933

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,348	$2,442
Accrued expenses and other liabilities	5,250	2,475
Dividends payable	1,531	1,524

Total current liabilities	10,129	6,441

Deferred income taxes	5,684	5,191
Other liabilities	1,197	687

Total liabilities	17,010	12,319

Shareholders’ equity:
Common stock	17	17
Capital in excess of par value	44,001	42,210
Retained earnings	71,141	64,383
Accumulated other comprehensive income (loss)	(135)	1,004

Total shareholders’ equity	115,024	107,614

Total liabilities and shareholders’ equity	$132,034	$119,933

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Twelve Months Ended
	January 1, 2011	January 2, 2010
Cash flows from operating activities:
Net income	$21,400	$1,856
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,873	6,968
(Gain) loss on disposal of assets	(43)	30
Stock-based compensation expense	1,149	960
Deferred director and phantom stock unit expense	557	398
Stock options income tax benefit	(175)	(9)
Allowance for doubtful accounts	(8)	(2)
Provision for slow moving inventory	(159)	(41)
Provision for deferred income taxes	622	4
(Increase) decrease in:
Accounts receivable	(6,442)	2,555
Inventories	(2,815)	2,202
Income taxes receivable	506	(123)
Other current assets	(759)	(507)
Other assets, net	750	560
Increase (decrease) in:
Accounts payable	861	(816)
Accrued expenses and other liabilities	2,775	(672)
Other liabilities	(2)	304

Net cash from operating activities	25,090	13,667

Cash flows used in investing activities:
Capital expenditures	(3,856)	(5,096)
Proceeds from dispositions of equipment	175	—
Purchases of marketable securities	(14,175)	(10,600)
Proceeds from sale of marketable securities	10,230	2,863

Net cash used in investing activities	(7,626)	(12,833)

Cash flows used in financing activities:
Repayment of debt	—	(261)
Proceeds from exercise of stock options	44	11
Stock options income tax benefit	175	9
Proceeds from stock issued	423	392
Dividends to shareholders	(14,635)	(7,547)

Net cash used in financing activities	(13,993)	(7,396)

Effect of exchange rate changes on cash and cash equivalents	(580)	1,705

Net increase (decrease) in restricted cash	(1)	5
Net increase (decrease) in cash and cash equivalents	2,892	(4,862)

Cash and cash equivalents, beginning of period	30,446	35,303

Cash and cash equivalents, end of period	$33,337	$30,446

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$—	$9
Income taxes	$9,290	$289
Supplemental disclosure of noncash transactions:
Common stock issued to ESOP through accrued expenses and other liabilities	$—	$2,796
Unrealized gain (loss) on available for sale securities	$(59)	$116

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated

Three Months
Ended January 1, 2011
Sales to unaffiliated customers	$26,170	$4,134	$5,000	$6,468	$—	$41,772
Intercompany sales	7,267	—	42	289	(7,598)	—
Operating income	6,528	592	935	700	(1)	8,754
Depreciation and amortization	1,361	23	109	241	—	1,734
Capital expenditures	1,688	76	6	26	—	1,796

Three Months
Ended January 2, 2010
Sales to unaffiliated customers	$17,200	$3,012	$3,613	$3,437	$—	$27,262
Intercompany sales	3,964	—	21	186	(4,171)	—
Operating income	320	213	703	284	29	1,549
Depreciation and amortization	1,288	24	123	265	—	1,700
Capital expenditures	461	10	(7)	84	—	548

Twelve Months
Ended January 1, 2011
Sales to unaffiliated customers	$94,067	$16,284	$19,770	$20,574	$—	$150,695
Intercompany sales	26,022	—	160	1,225	(27,407)	—
Operating income	22,040	2,246	4,024	2,822	(93)	31,039
Depreciation and amortization	5,388	89	429	967		6,873
Capital expenditures	3,400	217	27	212		3,856

Twelve Months
Ended January 2, 2010
Sales to unaffiliated customers	$59,278	$9,978	$14,654	$13,483	$—	$97,393
Intercompany sales	15,545	—	139	1,101	(16,785)	—
Operating income (loss)	(2,110)	616	2,475	884	278	2,143
Depreciation and amortization	5,335	104	502	1,027		6,968
Capital expenditures	4,758	41	30	267		5,096